Exhibit 3.3
CERTIFICATE OF DESIGNATION
OF
SERIES B CONVERTIBLE
PREFERRED STOCK
OF
BIODEL INC.
Pursuant to Section 151 of the General Corporation
Law of the State of Delaware
     BIODEL INC., a corporation organized under the laws of the State of Delaware (the “Corporation”), certifies that, pursuant to the authority contained in its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of its Preferred Stock, $0.01 par value per share, designated Series B Convertible Preferred Stock:
     RESOLVED, that a series of authorized Preferred Stock, par value $0.01 per share, designated Series B Convertible Preferred Stock of the Corporation is hereby created, and that the designations and amounts thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:
Section 1.
     A. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 2C; and

     B. The Corporation shall have authority to issue 6,500,000 shares of Series B Convertible Preferred Stock, $0.01 par value per share (the “Series B Preferred Stock”).
Section 2. The powers, preferences, rights, qualifications, limitations and restrictions of the Series B Preferred Stock are as follows:
     A. Series B Preferred Stock.
          1. Ranking. The Series B Preferred Stock shall rank pari passu with the Series A Convertible Preferred Stock of the Corporation (the “Series A Preferred Stock”) and senior to all other equity securities of the Corporation, and any other series or class of the Corporation’s preferred stock, common stock or other capital stock, now or hereafter authorized, as to rights on Liquidation.
          2. Dividends and Distributions.
               a. Dividends. The holders of shares of Series B Preferred Stock shall be entitled to receive dividends, as, when and if declared by the Board of Directors, out of funds legally available therefor (“Legally Available Funds”).
               b. Dividends Pro Rata. All dividends paid with respect to shares of Series B Preferred Stock shall be paid pro rata to the holders entitled thereto.
          3. Voting Rights. In addition to any voting rights provided by law, the holders of shares of Series B Preferred Stock shall have the following voting rights:
               a. Except as otherwise required by applicable law, each share of Series B Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at an annual meeting or a special meeting of stockholders called for the purpose or by written consent, on all matters voted on by holders of Common Stock voting together as a single class with the holders of the Common Stock and with holders of all other shares entitled to vote thereon; provided, however, that the holders of Series B Preferred Stock shall not vote on the election of any director other than as provided in Section 6 herein. With respect to any such vote, each share of Series B Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast assuming that such shares of Series B Preferred Stock had been converted, on the record date for determining the stockholders of the Corporation eligible to vote on any such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, into the maximum number of shares of Common Stock into which such shares of Series B Preferred Stock are then convertible as provided in Section 2.A.5.

               b. Notwithstanding any other paragraph or provision hereof, none of the following actions may be taken, directly or indirectly, by the Corporation, without the approval of the holders of at least fifty-one percent (51%) of all issued and outstanding shares of Series B Preferred Stock voting together as a single class, in person or by proxy, at an annual meeting or special meeting of stockholders called for the purpose, or by written consent in lieu of any such meeting:
                    (i) Any amendment, restatement or modification of the Certificate of Incorporation, By-laws or other governance documents which could adversely affect the rights of the holders of the Series B Preferred Stock;
                    (ii) Declaration or payment of any dividend or making of any distribution on or with respect to the Common Stock or any other capital stock (other than the Series B Preferred Stock);
                    (iii) Except as permitted herein with respect to the Series B Preferred Stock, purchase, redemption or retirement, directly or indirectly, of any shares of capital stock or other equity securities (or any securities exercisable for or convertible or exchangeable into such securities);
                    (iv) The authorization, creation or issuance of any shares of capital stock or other securities which could adversely affect, or are ranked prior to or pari passu with, the Series B Preferred Stock;
                    (v) The incurrence of more than $5,000,000 of Indebtedness on or after the date hereof;
                    (vi) Engaging in any business other than the business in which the Corporation is currently engaged and related businesses;
                    (vii) A Liquidation;
                    (viii) The sale of all or substantially all of the assets or business of the Corporation, or the acquisition of any assets or business having a fair market value in excess of $1,000,000 in the aggregate in any 12-month period;
                    (ix) The consummation of any merger, consolidation or other business combination, or refinancing or recapitalization that results in the holders of the issued and outstanding voting securities of the Corporation immediately prior to such transaction beneficially owning or controlling less than fifty percent (50%) of the voting securities of the continuing or surviving entity immediately following such transaction;

                    (x) The settlement of any litigation claim involving a claim in excess of $1,000,000; and
                    (xi) The hiring of a new Chief Executive Officer of the Corporation.
          4. Liquidation, Dissolution or Winding Up.
               a. In the event of any Liquidation, before any distribution or payment to holders of Common Stock or of any other capital stock ranking in any such event junior to the Series B Preferred Stock, the holders of shares of Series B Preferred Stock shall be entitled to be paid an amount equal to the amount that the holders of shares of Series B Preferred Stock would be entitled to receive in connection with such Liquidation if all of the holders of Series B Preferred Stock had converted their shares into Common Stock immediately prior to any relevant record date or payment in connection with such Liquidation before any payment or distribution is made to any class or series of capital stock ranking junior to the Series B Preferred Stock.
               b. If, upon any Liquidation, the assets of the Corporation available for distribution to the holders of Series B Preferred Stock and Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Series B Preferred Stock and Series A Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.
               c. The consummation of an Organic Transaction shall be deemed to be a Liquidation for purposes of this Section 2.A.4., unless within 30 days after delivery of written notice of such Organic Transaction by the Corporation to the holders of the Series B Preferred Stock, the holders of a majority of shares of the Series B Preferred Stock then outstanding provide the Corporation with written notice that such Organic Transaction shall not be deemed a Liquidation for purposes of this Section 2.A.4. The Corporation shall give each holder of the Series B Preferred Stock written notice of any Organic Transaction no later than 5 days after the occurrence thereof.
          5. Conversion.
               a. Stockholders’ Right To Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time, or from time to time, into that number of shares of Common Stock equal to a fraction, the numerator of which is the Liquidation Preference and the denominator of which is the Adjusted Conversion Price. The option to convert shall be exercised by (i) giving written notice to the Corporation, at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock issuable upon conversion are to be issued and (ii) surrendering for such purpose to the Corporation, at any place where the Corporation shall maintain a transfer agent for its Series B Preferred Stock (if any) and, if not, for its Common Stock, certificates representing the shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer. At the time of the surrender referred to in clause (ii) above, the Person in whose name any certificate for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such Person.
               b. Automatic Conversion. Upon the closing of a Qualified Public Offering or the determination of holders of a majority of the shares of Series B Preferred Stock outstanding, each outstanding share of Series B Preferred Stock shall automatically be converted into that number of shares of Common Stock equal to a fraction, the numerator of which is the Liquidation Preference and the denominator of which is the Adjusted Conversion Price; provided, however, that if the public offering price per share in the Qualified Public Offering (the “Qualified Per Share Price”) is less than two times the Adjusted Conversion Price as in effect immediately prior to the effective date of the Qualified Public Offering, then the Adjusted Conversion Price as then in effect shall be reduced to one-half of the Qualified Per Share Price. Immediately thereafter, each holder of Series B Preferred Stock shall be deemed to be the holder of record of and Common Stock issuable upon conversion of such holder’s Series B Preferred Stock notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such holder. Upon written notice from the Corporation, each holder of Series B Preferred Stock so converted shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a transfer agent for its Series B Preferred Stock, certificates representing the shares so converted, duly endorsed in blank or accompanied by proper instruments of transfer. On the date of such automatic conversion, all rights with respect to the shares of Series B Preferred Stock so converted, including the rights, if any, to receive notices and vote, will terminate, except only the rights of holders thereof, upon surrender of the Series B Preferred Stock certificates, to (i) receive certificates for the number of shares of Common Stock into which such shares of Series B Preferred Stock have been converted, (ii) the payment of any unpaid accrued or accumulated dividends thereon as provided in Section 2.A.5.c. below and (iii) exercise the rights to which they are entitled as holders of Common Stock.
               c. Antidilution Adjustments.

                    (i) Dividend, Subdivision, Combination or Reclassification of Common Stock. If the Corporation shall, at any time or from time to time, (a) declare a dividend on the Common Stock payable in shares of its capital stock (including Common Stock), (b) subdivide the outstanding Common Stock into a larger number of shares of Common Stock, (c) combine the outstanding Common Stock into a smaller number of shares of its Common Stock or (d) issue any shares of its capital stock in a reclassification of the Common Stock (excluding any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), then in each such case, the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification and the number and kind of shares of Common Stock issuable on such date shall be proportionately adjusted so that, in connection with a conversion of the shares of Series B Preferred Stock after such date, the holder of shares of Series B Preferred Stock shall be entitled to receive the aggregate number and kind of shares of capital stock which, if the conversion had occurred immediately prior to such date, the holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. Any such adjustment shall become effective on the payment date of such dividend or the effective date of such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. If a dividend is declared and such dividend is not paid, the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock shall be adjusted to that number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock immediately prior to such record date, subject, however, to such other adjustments as may have been made or which would have been made under this Section 2.A.5.c. had such number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock been the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock immediately prior to such record date.
                    (ii) Issuance of Rights to Purchase Common Stock Below Adjusted Conversion Price. If the Corporation shall, at any time or from time to time, fix a record date for the issuance of rights or warrants to all holders of Common Stock entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Common Stock or securities convertible into, or exchangeable for, Common Stock at a price per share of Common Stock, or having a conversion price, or exchange price, per share of Common Stock, if a security is convertible into, or exchangeable for, Common Stock (determined in each such case by dividing (x) the total consideration paid and/or payable to the Corporation upon exercise, conversion or exchange of such rights, warrants or other securities convertible into, or exchangeable for, Common Stock by (y) the total number of shares of Common Stock covered by such rights, warrants or other securities convertible into, or exchangeable for, Common Stock), lower than the Adjusted Conversion Price in effect immediately prior to such record date, then the Adjusted Conversion Price shall be immediately reduced to the price equal to the price per share of such Common Stock (as determined pursuant to clauses (x) and (y) above); provided, however, if either a Successful Superiority Trial has been completed or the issuance of the securities contemplated in this section is being effected at least six months after the completion of a Qualified Subsequent Investment, then (I) the Adjusted Conversion Price in effect immediately prior to the issuance of such securities shall first be reduced to the price which is the greater of (A) the price per share of such Common Stock (as determined pursuant to clauses (x) and (y)) and (B) the price computed by dividing $40,000,000 by the number of shares of Common Stock outstanding immediately prior to the issuance of the securities (after giving effect to the full exercise, conversion or exchange, as applicable of such securities and all other securities of the Corporation outstanding) (the price so determined under this clause (B), the “Base Conversion Price”), and (II) if the Adjusted Conversion Price is reduced pursuant to clause ((I)(B), the Adjusted Conversion Price shall be further reduced so that it shall equal the price determined by multiplying the Base Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of the securities contemplated in this section plus the number of shares of Common Stock which the aggregate consideration received for the issuance of the securities would purchase at the Base Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of the securities (after giving effect to the full exercise, conversion or exchange, as applicable, of such securities and all other securities of the Corporation outstanding; provided, further, however, that such adjustment shall be made only if such adjustment results in an Adjusted Conversion Price which is lower than the Adjusted Conversion Price in effect immediately prior to such record date. In case such price for subscription or purchase may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be determined in good faith by the Board of Directors of the Corporation and shall be that value which is agreed upon by at least a majority of the members thereof; provided, that if the holders of a majority of the shares of Series B Preferred Stock object to such valuation as determined by the Board of Directors within fifteen (15) days of receipt of written notice of such valuation or, if such percentage of the members of the Board of Directors of the Corporation are unable to agree upon the value of such consideration, the value thereof shall be determined by an independent investment bank of nationally recognized stature that is selected by a majority of the members of the Board of Directors. Any such adjustment shall become effective immediately after the record date for such rights or warrants, and no adjustment shall be made pursuant to Section 2.A.5.c.(iv) by reason of the sale and issuance of such rights or warrants or the exercise thereof. Such adjustment pursuant to this Section 2.A.5.c.(ii) shall be made successively whenever such a record date is fixed. If such rights or warrants are not issued, or expire or terminate without the exercise of such rights or warrants and no securities are issued pursuant thereto, the Adjusted Conversion Price shall be adjusted to the Adjusted Conversion Price that otherwise would be in effect but for the fact that such record date had been fixed.

                    (iii) Certain Distributions. If the Corporation shall, at any time or from time to time, fix a record date for the distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) of evidences of Indebtedness, assets or other property (other than (i) cash dividends or cash distributions payable out of consolidated earnings or earned surplus or (ii) dividends payable in capital stock for which adjustment is made under Section 2.A.5.c.(i)) or subscription rights or warrants (excluding those referred to in Sections 2.A.5.c.(ii) and 2.A.5.c.(iv),), then in each such case for the purpose of this Section 2.A.5.c.(iii), the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.
                    (iv) Issuance of Common Stock Below Adjusted Conversion Price. Subject to Section 2.A.5.c.(vi), the Adjusted Conversion Price shall be subject to adjustment as follows: If the Corporation shall, at any time or from time to time, sell or issue shares of Common Stock (regardless of whether originally issued or from the Corporation’s treasury), or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock at a price per share of Common Stock (determined, in the case of rights, options, warrants or convertible or exchangeable securities (collectively, the “Securities”), by dividing (x) the total consideration received and/or receivable by the Corporation in consideration of the sale or issuance of such Securities, plus the total consideration payable to the Corporation upon exercise or conversion or exchange thereof, by (y) the total number of shares of Common Stock so issuable and/or covered by such rights, options, warrants or convertible or exchangeable securities) lower than the Adjusted Conversion Price in effect immediately prior to such sale or issuance, then the Adjusted Conversion Price shall be immediately reduced to a price equal to the price per share of such Common Stock issuable at below the Adjusted Conversion Price (in the case of Securities, as determined pursuant to clauses (x) and (y) above); provided, however, if either a Successful Superiority Trial has been completed or the issuance of the securities contemplated in this section is being effected at least six months after the completion of a Qualified Subsequent Investment, then (I) the Adjusted Conversion Price in effect immediately prior to the issuance of such Securities shall first be reduced to the price which is the greater of (A) the price per share of such Common Stock (as determined pursuant to clauses (x) and (y)) and (B) the Base Conversion Price and (II) if the Adjusted Conversion Price is reduced pursuant to clause ((I)(B), the Adjusted Conversion Price shall be further reduced so that it shall equal the price determined by multiplying the Base Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of the Securities contemplated in this section plus the number of shares of Common Stock which the aggregate consideration received for the issuance of the Securities would purchase at the Base Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of the Securities (after giving effect to the full exercise, conversion or exchange, as applicable, of such securities and all other securities of the Corporation outstanding; provided, further, however that such adjustment shall be made only if such adjustment results in an Adjusted Conversion Price which is lower than the Adjusted Conversion Price in effect immediately prior to taking such action. Such adjustment shall be made successively whenever such sale or issuance is made. For the purposes of such adjustments, the shares of Common Stock which the holder of any such rights, options, warrants, or convertible or exchangeable securities shall be entitled to subscribe for or purchase shall be deemed to be issued and outstanding as of the date of such sale or issuance and the consideration “received” by the Corporation therefor shall be deemed to be the consideration actually received or receivable by the Corporation (plus any underwriting discounts or commissions in connection therewith) for such Securities, plus the consideration stated in such Securities to be payable to the Corporation for the shares of Common Stock covered thereby. If the Corporation shall sell or issue shares of Common Stock for a consideration consisting, in whole or in part, of property other than cash or its equivalent, then in determining the “price per share of Common Stock” and the “consideration” received or receivable by or payable to the Corporation for purposes of the first sentence following the colon and the immediately preceding sentence of this Section 2.A.5.c.(iv), the fair value of such property shall be determined in good faith by the Board of Directors of the Corporation and shall be the value which is agreed upon by at least a majority of the members thereof; provided, that if the holders of a majority of the shares of Series B Preferred Stock object to such valuation as determined by the Board of Directors within fifteen (15) days of receipt of written notice of such valuation or if such percentage of the members of the Board of Directors of the Corporation are unable to agree upon the value of such consideration, the value thereof shall be determined by an independent investment bank of nationally recognized stature that is selected by a majority of the members of the Board of Directors. Except as provided below, the determination of whether any adjustment is required under this Section 2.A.5.c.(iv) by reason of the sale and issuance of Securities and the amount of such adjustment, if any, shall be made only at the time of such issuance or sale and not at the subsequent time of issuance or sale of Common Stock upon the exercise of such rights to subscribe or purchase. Upon the expiration or termination of the right to exercise, convert or exchange any Securities without any shares of Common Stock having been issued pursuant to such right, any adjustment to the Adjusted Conversion Price which was made upon the issuance of such Securities shall be adjusted to the Adjusted Conversion Price that otherwise would be in effect but for the fact of the issuance of such Securities.
                    (v) Certain Exceptions to Anti-Dilution Provisions. There shall be no adjustment of the Adjusted Conversion Price pursuant to Section 2.A.5.c.(ii) or 2.A.5.c.(iv), in the case of Common Stock or securities convertible into or exchangeable for Common Stock to be issued (i) upon conversion of Series A Preferred Stock, (ii) to an employee, advisor, consultant or director of the Corporation directly or pursuant to any stock option or stock plan or arrangement in effect on the date of this Certificate of Designation or any future stock option or stock plan or arrangement that has been approved by the Corporation’s Board of Directors and not exceeding, in the aggregate, 1,248,500 shares of Common Stock (subject to appropriate adjustment in the circumstance set forth in Section 2.A.5.c.(i)) or such greater number of shares as approved by the Corporation’s Board of Directors and the holders of at least fifty-one percent (51%) of all issued and outstanding shares of Series B Preferred Stock, (iii) pursuant to the exercise or conversion, as the case may be, of any option, warrant or convertible security outstanding on the Issue Date of the first share of Series B Preferred Stock issued, (iv) upon conversion of the Series B Preferred Stock, or (v) capital stock issued as a dividend on the Series B Preferred Stock or any other capital stock or security of the Company.
                    (vi) Amendment/Modification to Other Securities. Notwithstanding any provision in Section 2.A.5.c. to the contrary and without limitation to any other provision contained in Section 2.A.5.c., in the event that any securities of the Corporation (including, without limitation, those securities set forth as exceptions in Section 2.A.5.c.(vii) hereof), other than the Series B Preferred Stock, are amended or otherwise modified by operation of their terms or otherwise (including, without limitation, by operation of the anti-dilution provisions of such securities (collectively, the “Subject Securities”) other than those anti-dilution provisions contained within the Subject Securities that are substantially similar to the provisions of Section 2.A.5.c.(i) hereof) in any manner whatsoever that results in (i) the reduction of the exercise, conversion or exchange price of such Subject Securities payable upon the exercise for, or conversion or exchange into, Common Stock or other securities exercisable for, or convertible or exchangeable into, Common Stock and/or (ii) such Subject Securities becoming exercisable for, or convertible or exchangeable into (A) more shares or dollar amount of such Subject Securities which are, in turn exercisable for, or convertible or exchangeable into, Common Stock, or (B) more shares of Common Stock, then such amendment or modification shall be treated for purposes of Section 2.A.5.c. as if the Subject Securities which have been amended or modified have been terminated and new securities have been issued with the amended or modified terms. The Corporation shall make all necessary adjustments (including successive adjustments if required) to the Adjusted Conversion Price in accordance with Section 2.A.5.c. result in the lowest Adjusted Conversion Price shall be made.
                    (vii) De Minimis Adjustments. No adjustment of the Adjusted Conversion Price shall be made if the amount of such adjustment would result in a change in the Adjusted Conversion Price per share of less than $0.05, but in such case any adjustment that would otherwise be required to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which together with any adjustment so carried forward, would result in a change in the Adjusted Conversion Price of $0.05 or more per share. Notwithstanding the provisions of the first sentence of this Section 2.A.5.c.(vii), any adjustment postponed pursuant to this Section 2.A.5.c.(vii) shall be made no later than the earlier of (i) three years from the date of the transaction that would, but for the provisions of the first sentence of this Section 2.A.5.c.(x)., have required such adjustment and (ii) immediately prior to the date of any conversion of shares of Series B Preferred Stock.
                    (viii) Fractional Shares. Notwithstanding any other provision of the Certificate of Incorporation (including, without limitation, this Certificate of Designation), the Corporation shall not be required to issue fractions of shares of Common Stock upon conversion of any shares of Series B Preferred Stock or to distribute certificates which evidence fractional shares of Common Stock. In lieu of fractional shares, the Corporation may pay therefor, at the time of any conversion of shares of Series B Preferred Stock as herein provided, an amount in cash equal to such fraction multiplied by the Current Market Price of a share of Common Stock.
                    (ix) Reorganization, Reclassification, Merger and Sale of Assets Adjustment. If there occurs any capital reorganization or any reclassification of the Common Stock, the consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation of the Corporation in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of Common Stock) or the sale, transfer or other disposition of all or substantially all of the assets of the Corporation to another Person, in each case other than pursuant to an Organic Transaction then each share of Series B Preferred Stock shall thereafter be convertible into the same kind and amounts of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding Common Stock upon such reorganization, reclassification, consolidation, merger, sale or conveyance, in respect of that number of shares of Common Stock into which such share of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification, consolidation, merger, sale or conveyance; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Corporation) shall be made to assure that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon the conversion of the Series B Preferred Stock.
                    (x) Certificate as to Adjustments. Whenever the number of shares of Common Stock issuable, or the securities or other property deliverable upon the conversion of the Series B Preferred Stock, shall be adjusted pursuant to the provisions hereof, the Corporation shall promptly give written notice thereof to each holder of shares of Series B Preferred Stock at such holder’s address as it appears on the transfer books of the Corporation and shall forthwith file, at its principal executive office and with any transfer agent or agents for the Series B Preferred Stock or the Common Stock, a certificate, signed by the President or one of the Vice Presidents of the Corporation, and by its Chief Financial Officer, its Treasurer or one of its Assistant Treasurers, stating the number of shares of Common Stock issuable, or the securities or other property deliverable, per share of Series B Preferred Stock converted, calculated to the nearest cent or to the nearest one one-hundredth of a share and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.
               d. Reservation of Common Stock. The Corporation shall at all times reserve and keep available for issuance upon the conversion of the shares of Series B Preferred Stock the maximum number of each of its authorized but unissued shares of Common Stock as is reasonably anticipated to be sufficient to permit the conversion of all outstanding shares of Series B Preferred Stock and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series B Preferred Stock.
               e. No Conversion Charge or Tax. The issuance and delivery of certificates for shares of Common Stock upon the conversion of shares of Series B Preferred Stock shall be made without charge to the holder of shares of Series B Preferred Stock for any issue or transfer tax, or other incidental expense in respect of the issuance or delivery of such certificates or the securities represented thereby, all of which taxes and expenses shall be paid by the Corporation.
               f. No Amendment of Certificate of Incorporation. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any term of the Certificate of Incorporation, but will at all times in good faith assist in carrying out of all such terms and in taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series B Preferred Stock against dilution (other than dilutive events covered in this Section 5) or other impairment. Without limiting the generality of the foregoing, the Corporation (a) will not increase the par value of any shares of stock receivable on the conversion of the Series B Preferred Stock, (b) will at all times reserve and keep available the maximum number of its authorized shares of Common Stock, free from all preemptive rights therein, which will be sufficient to permit the full conversion of the Series B Preferred Stock, and (c) will take such action as may be necessary or appropriate in order that all shares of Common Stock as may be issued pursuant to the conversion of the Series B Preferred Stock will, upon issuance, be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens and charges as to the holders of the converting Series B Preferred Stock with respect to the issue thereof.

               g. Certain Events. In case at any time prior to the conversion of all of the Series B Preferred Stock:
                    (i) the Corporation shall authorize the granting to all the holders of Common Stock of rights to subscribe for or purchase any shares of stock of any class or of any other rights; or
                    (ii) there shall be any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding Common Stock); or
                    (iii) there shall be any capital reorganization by the Corporation; or
                    (iv) there shall be an Organic Transaction; or
                    (v) there shall be a Liquidation or dividend or distribution to holders of Common Stock; or
                    (vi) any other event described in Section 2.A.5.c.;
     then in any one or more of said cases, the Corporation shall cause to be delivered to the holders of Series B Preferred Stock, at the earliest practicable time (and, in any event, not less than 10 Business Days before any record date or the date set for definitive action), written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or such reorganization, sale, consolidation, merger, Liquidation or other transaction shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Adjusted Conversion Price and the kind and amount of the shares of stock and other securities and property deliverable upon conversion of the Series B Preferred Stock. Such notice shall also specify the date, if known, as of which the holders of record of the Common Stock shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their shares of the Common Stock for securities or other property (including cash) deliverable upon such reorganization, sale, consolidation, merger, Liquidation or other transaction, as the case may be.
          6. Board of Directors. For as long as the Series B Preferred Stock is outstanding, the Board of Directors of the Corporation shall consist of no more than nine directors, three of whom shall be nominated and elected by the holders of the Series B Preferred Stock, voting separately as a class. The failure of the holders of the Series B Preferred Stock to nominate and elect a director shall not impair the ability of the Board of Directors of the

Corporation to act, nor cause or otherwise result in any action taken by the Board of Directors of the Corporation to be void or voidable.
     B. General Provisions.
          1. Notices. Except as otherwise expressly provided, whenever notices or other communications are required to be made, delivered or otherwise given to holders of shares of the Series B Preferred Stock, the notice or other communication shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, courier service or personal delivery, addressed to the Persons shown on the books of the Corporation as such holders at the addresses as they appear in the books of the Corporation, as of a record date or dates determined in accordance with the Corporation’s Certificate of Incorporation and By-laws and applicable law, as in effect from time to time. All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five business days after being deposited in the U.S. mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.
          2. Certain Remedies. Any registered holder of shares of Series B Preferred Stock shall be entitled to an injunction or injunctions to prevent violations of the provisions of the Certificate of Incorporation and to enforce specifically the terms and provisions of the Certificate of Incorporation in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity. Notwithstanding the foregoing, the observance of any term of the Corporation’s Certificate of Incorporation which benefits only the holders of the Series B Preferred Stock may be waived by holders of at least fifty-one percent (51%) of all issued and outstanding Series B Preferred Stock, as the case may be (either generally or in a particular instance and either retroactively or prospectively).
          3. Invalidity. If any right, preference or limitation of the Series B Preferred Stock set forth herein (as amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth herein which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation herein set forth shall not be deemed dependent upon any other such right, preference or limitation unless so expressed herein.
     C. Definitions. For the purposes of this Certificate of Incorporation, as amended, the following terms shall have the meanings indicated:

          “Adjusted Conversion Price” shall mean, with respect to each share of Series B Preferred Stock, $3.94, subject to appropriate adjustment from time to time for events described in Section 2.A.5.c.
          “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.
          “By Laws” shall mean the by-laws, as amended, of the Corporation.
          “Certificate of Incorporation” shall mean the Certificate of Incorporation, as amended (including, without limitation, by any certificate of amendment or certificate of designation), of the Corporation.
          “Common Stock” shall mean the Corporation’s Common Stock, par value $0.01 per share.
          “Contingent Obligation” as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of that Person: (i) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (c) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

          “Current Market Price” shall mean, with respect to shares of Common Stock, on any date, the average of the daily Closing Prices per share of Common Stock for the 10 consecutive trading days commencing 15 days before such date. If on any such date the shares of such Common Stock are not listed or admitted for trading on any national securities exchange or quoted on NASDAQ or a similar service, the Current Market Price for such shares shall be the fair market value of such shares on such date as determined in good faith by the Board of Directors of the Corporation and shall be the value which is agreed upon by at least eighty-five percent (85%) of the members thereof, or if such percentage of the members of the Board of Directors of the Corporation are unable to agree upon the value of such consideration, the value thereof shall be determined by an independent investment bank of a nationally recognized stature that is selected by the holders of a majority of the outstanding shares of Series B Preferred Stock.
          “Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.
          “GAAP” means generally accepted accounting principles in effect within the United States.
          “Governmental Authority” shall mean the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
          “Indebtedness” shall mean, as to any Person (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, unfunded credit commitments, letters of credit and bankers’ acceptances, whether or not matured), (b) all indebtedness, obligations or liability of such Person (whether or not evidenced by notes, bonds, debentures or similar instruments) whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several, that should be classified as liabilities in accordance with GAAP consistently applied, including, without limitation, any items so classified on a balance sheet and any reimbursement obligations in respect of letters of credit or obligations in respect of bankers acceptances, (c) all obligations of such Person to pay the deferred purchase price of property or services, except accounts payable and other accrued liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP consistently applied, recorded as capital leases, (g) all indebtedness secured by any lien, other than liens in favor of lessors under leases other than leases included in clause (f) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (h) any Contingent Obligation of such Person. The determination of the amount of the Indebtedness at the relevant time of determination with respect to the Corporation shall be made in accordance with GAAP consistently applied.
          “Issue Date” shall mean the date on which the shares of Series B Preferred Stock are issued.
          “Legally Available Funds” has the meaning assigned such term in Section 2.A.2.a.
          “Liquidation” shall mean any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
          “Liquidation Preference” shall mean, as to each share of Series B Preferred Stock, an amount equal to $3.94 per share of Series B Preferred Stock plus an amount equal to all accrued but unpaid dividends on Series B Preferred Stock.
          “NASDAQ” shall mean the National Association of Securities Dealers Automatic Quotation System.
          “Organic Transaction” means (a) the sale, lease, exchange, transfer or other disposition (including, without limitation, by merger, consolidation or otherwise) of assets constituting all or substantially all of the assets of the Corporation, to a Person or group of Persons, and/or (b) any merger, consolidation or other business combination or refinancing or recapitalization that results in the holders of the issued and outstanding voting securities of the Corporation immediately prior to such transaction beneficially owning or controlling less than fifty percent (50%) of the voting securities of the continuing or surviving entity immediately following such transaction and/or (c) any Person or Persons acting together or which would constitute a “group” for the purposes of Section 13(d) of the Exchange Act, together or with any affiliates thereof, other than any of the holders of the Common Stock, the holders of the Convertible Preferred Stock as of the Issue Date of the first share of Convertible Preferred Stock issued, and their respective affiliates, beneficially owning (as defined in Rule 13d-3 of the Exchange Act) or controlling, directly or indirectly, at least 50% of the total voting power of all classes of capital stock entitled to vote generally in the election of Directors of the Corporation, such occurrence a “Change of Control” (provided, however, that a Change of Control which results in whole or in part from the sale or other disposition by holders of Series B Preferred Stock shall not be deemed an Organic Transactions for purposes hereof), and/or (d) any initial public offering that is not a Qualified Public Offering.
          “Person” shall mean any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of any such entity.
          “Qualified Public Offering” means a public offering by the Corporation of securities listed on the New York Stock Exchange, the American Stock Exchange, NASDAQ or the London Stock Exchange resulting in net proceeds to the Corporation in excess of $25,000,000.
          “Qualified Subsequent Investment” shall mean the raising of equity capital by the Corporation of at least $10,000,000.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.
          “Successful Superiority Trial” shall mean completion of the Viaject™ 010JM trial currently being conducted, in addition to the following:
     a. The results of such trial demonstrate that Viaject™ achieves better glucose control than the FDA comparator, Humulin® when administered before a standardized meal to patients with Type 1 diabetes.
     b. For the purposes of such trial, the Area Under the Curve (AUC) for blood glucose in the first two hours after ingesting a standardized meal, with base-line values subtracted, shall be measured in the same patients on separate days, after administration of either Humulin® or Viaject™ at the same dose. A student’s two-tailed “t” test, with the probability of an alpha error set at equal to or less than 0.05 will be applied to the data.
     c. The standard set for such trial is such that if the AUC for blood glucose in the first two hours after ingestion of a standardized meal of the patients treated with Viaject™ is statistically significantly lower than those same patients treated with the same dose of Humulin®, then better post-prandial glucose control will be said to have been achieved by Viaject™.

     IN WITNESS WHEREOF, said BIODEL INC. has caused this Certificate of Designation of Series B Preferred Stock to be duly executed by its duly authorized officer, this 19th day of July, 2006.

BIODEL INC.

By:	/s/ Solomon S. Steiner

Name: Solomon S. Steiner
Title: Chief Executive Officer
[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATION]